SCHEDULE 14A INFORMATION

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Edgewater Technology, Inc.

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EDGEWATER TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 16, 2010

NOTICE AND PROXY STATEMENT

April 23, 2010

Dear Edgewater Technology, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the Edgewater Technology, Inc. (“Edgewater” or the “Company”) 2010 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time on June 16, 2010, at Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

At the meeting, you and the other stockholders will be asked to vote upon the following:

•	To elect seven directors, each for a one-year term; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

As of April 19, 2010, the Company had 12,242,990 shares of common stock outstanding. You will find other detailed information about Edgewater and its operations, including its audited financial statements, in the enclosed 2009 Annual Report to Stockholders. We hope you can join us on June 16, 2010.

Whether or not you can attend the meeting, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed pre-addressed, postage paid envelope. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card.

Thank you for your continued interest in Edgewater. We look forward to seeing you at the meeting.

Sincerely,

Shirley Singleton
Chairman, President and Chief Executive Officer

20 Harvard Mill Square • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

EDGEWATER TECHNOLOGY, INC.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2010

To the Stockholders:

Edgewater Technology, Inc. (“Edgewater”) will hold its Annual Meeting of Stockholders at its corporate headquarters, 20 Harvard Mill Square, Wakefield, Massachusetts 01880, on June 16, 2010 at 10:00 a.m., local time.

We are holding this meeting for the following purposes:

•	To elect seven directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors selected April 19, 2010 as the record date for determining stockholders entitled to vote at the Annual Meeting. As of April 19, 2010, Edgewater had 12,242,990 shares of common stock outstanding. A list of stockholders on that date will be available for inspection at Edgewater’s corporate headquarters, 20 Harvard Mill Square, Wakefield, Massachusetts, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our common stock as of the close of business on April 19, 2010 are entitled to vote at the Annual Meeting or any adjournment thereof.

This Proxy Statement, Proxy and Edgewater’s 2009 Annual Report to Stockholders are being distributed on or about April 23, 2010.

By Order of the Board of Directors,

Timothy R. Oakes
Corporate Secretary

Wakefield, Massachusetts

April 23, 2010

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be Held on June 16, 2010: This Proxy Statement and our 2009 Annual Report to Stockholders is available at www.envisionreports.com/EDGW (for registered stockholders) or www.edocumentview.com/EDGW (for beneficial stockholders).

20 Harvard Mill Square • Wakefield, MA 01880 • Tel: 781-246-3343 • Fax: 781-246-5903

ir@edgewater.com • www.edgewater.com

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

EDGEWATER TECHNOLOGY, INC.

PROXY STATEMENT

i

ii

GENERAL INFORMATION

Annual Meeting Information

This Proxy Statement contains information related to the Annual Meeting of Stockholders of Edgewater Technology, Inc. (the “Company,” “Edgewater” or “Edgewater Technology”) to be held on June 16, 2010, beginning at 10:00 a.m. Eastern Standard Time, at our corporate headquarters, 20 Harvard Mill Square, Wakefield, Massachusetts 01880, and any postponements or adjournments thereof (the “Annual Meeting”). This Proxy Statement was prepared at the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April 23, 2010.

Q:	Who is soliciting my proxy?

A:	We, the Board of Directors of Edgewater Technology, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at Edgewater’s 2010 Annual Meeting of Stockholders. Certain directors, officers and employees of Edgewater may (without compensation), and The Altman Group, Inc. (our proxy solicitor) will solicit proxies on our behalf by mail, phone, fax, Internet or in person.

Q:	Who is paying for this solicitation?

A:	Edgewater will pay for the solicitation of proxies, including The Altman Group, Inc.’s estimated fee of $5,000, plus out-of-pocket expenses. Edgewater also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Edgewater common stock.

Q:	What am I voting on?

A:	There are two items scheduled to be voted on at the Annual Meeting:

•	Item 1—The election of Shirley Singleton, Wayne Wilson, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Daniel O’Connell to the Board of Directors; and

•	Item 2—The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (the “Auditor Appointment”).

Q:	Who can vote?

A:	Only those who owned common stock at the close of business on April 19, 2010, the record date for the Annual Meeting (the “Record Date”), can vote. If you beneficially owned common stock on the Record Date, you have one vote per share for each Item up for vote at the Annual Meeting.

Q:	What does “beneficially owned” mean?

A:	Under the Securities and Exchange Commission’s (the “SEC”) definition, “beneficial ownership” of shares means shares over which a person has sole or shared voting or investment power.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the postage paid envelope provided with this Proxy Statement or vote by telephone or through the Internet. If you wish the individuals named as proxies to vote for all of the Items then check the boxes marked “FOR.”

Q:	Can I vote by telephone or electronically?

A:	If you are a registered stockholder (that is, if you have your stock in certificate form or participate in the Edgewater Technology, Inc. 1999 or 2008 Employee Stock Purchase Plan), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 1:00 a.m. Eastern Standard Time, on June 16, 2010.

Q:	How are votes counted?

A:	You may vote for each of the two proposals as follows:

•	either “FOR” or “WITHHOLD” with respect to each nominee to our Board of Directors specified in Item 1 of this Proxy Statement; and

•	“FOR,” “AGAINST” or “ABSTAIN” the ratification and approval of the Auditor Appointment described in Item 2 of this Proxy Statement.

You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Item 2. If you “ABSTAIN” from voting on Item 2 it will have the same effect as a vote “AGAINST.” If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the nominees for director and “FOR” the ratification and approval of the Auditor Appointment. Giving a proxy will not affect your right to vote your shares at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.

Q:	What happens if I withhold my vote for an individual director?

A:	Withheld votes are counted as “NO” votes for the individual director. If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD AUTHORITY.”

Q:	What are broker non-votes and abstentions?

A:	If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

Q:	What are the current year changes with respect to broker discretionary voting?

A:	It is important to note that effective January 1, 2010, when there is an uncontested election of directors, brokers will no longer be permitted to vote shares held for customer accounts with respect to the election of directors. If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to the election of directors. Brokers will be able to vote on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 in the absence of your instructions as this matter is still considered a “discretionary” item.

Q:	How do broker non-votes and abstentions affect the existence of a quorum and the vote required for Items 1 and 2 at the Annual Meeting?

A:	Broker non-votes on discretionary items to be acted upon at the meeting (such as the Auditor Appointment) and abstentions on any matter are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Because directors will be elected by a plurality of the votes cast (i.e., the seven director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as a voting option in the election of directors under Item 1. Under Delaware law, broker non-votes are not considered to be entitled to vote on the matter and, thus, will not have any impact on the outcome of such proposal. However, abstentions, which are considered to be a vote cast under Delaware law, will have the effect of a negative vote with respect to Item 2, which requires the favorable vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote on the matter.

Q:	Can I change my vote after I return my proxy card?

A:	Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Annual Meeting will revoke a proxy previously granted.

Q:	What are the Board’s recommendations?

A:	Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the seven nominees to our Board of Directors specified in Item 1 of this Proxy Statement; and

•	“FOR” the ratification and approval of the Auditor Appointment described in Item 2 of this Proxy Statement.

Q:	What constitutes a quorum?

A:	As of April 19, 2010, we had 12,242,990 shares of common stock, $.01 par value, outstanding and 1,980 record holders. Each share of our common stock is entitled to one vote per share. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given. Voting cannot take place unless a quorum is present.

Q:	What is the voting requirement to approve each of the items?

A:	The voting requirement to approve each of the proposals is as follows:

•

With respect to Item 1, Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominees.

•	The affirmative vote of a majority of votes cast at the Annual Meeting by stockholders entitled to vote is required to ratify the Auditor Appointment in Item 2.

Q:	Can I vote on other matters?

A:	Our Amended and Restated Bylaws limit the matters presented at an Annual Meeting to those in a notice of Annual Meeting and those otherwise properly presented at an Annual Meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of March 12, 2010 to April 11, 2010 (which is the 60-90 day period prior to the first anniversary (i.e. June 10, 2009) of last year’s Annual Meeting) (see the rules concerning proposals set forth in the following Question and Answer), no director nominees or business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:	Can I nominate director candidates for election by stockholders or make other stockholder proposals in the future?

A.	For a stockholder to properly present a director nomination or other business matter at an Annual Meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an Annual Meeting. To be timely, a stockholder’s notice must have been delivered to our Corporate Secretary not less than sixty (60) days, nor more than ninety (90) days prior to the first anniversary of our prior year’s Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes.

Q:	When are 2011 stockholder proposals or other 2011 stockholder business matters due?

A:	To be considered for presentation at our 2011 Annual Meeting of Stockholders, inclusion in the Proxy Statement and on the proxy card, a stockholder proposal must be received at our offices no later than February 1, 2011. For stockholder proposals or other business matters that may be raised at the 2011 Annual Meeting of Stockholders, but not included in the Proxy Statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2011 Annual Meeting of Stockholders during the thirty-day period commencing March 18, 2011 and ending April 17, 2011, then no business matters, other than those included in the notice of Annual Meeting for the 2011 Annual Meeting of Stockholders, may properly come before the 2011 annual stockholders’ meeting. All proposals and notifications for the 2011 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of our Amended and Restated Bylaws.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors (which is sometimes referred to in this Proxy Statement as our “Board”) currently consists of seven persons each of whose term expires at the Annual Meeting. Each of our directors, with the exception of Daniel O’Connell, were elected for their current term at last year’s Annual Meeting on June 10, 2009. Mr. O’Connell was elected to the Company’s Board on August 12, 2009.

You and the other stockholders are requested to vote for the nominees set forth below to serve as directors until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The individuals named as proxies will vote the enclosed proxy for the election of all nominees listed below, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name	Age	Experience
Shirley Singleton	58	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and Chief Executive Officer of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Massachusetts Taxpayer Foundation, on the Foundation Board of Bunker Hill Community College and serves as an Advisory Board member for The Boston Club, an organization for high-achieving senior executive and professional women. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	61	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson is an independent business advisor. From January 1998 to September 2002, Mr. Wilson was President and Chief Operating Officer of PC Connection, Inc., a publicly-traded direct marketer of information technology products and services, having previously served as its Senior Vice President of Finance and Chief Financial Officer and then Chief Operating Officer from August 1995 until January 1998. From 1986 until 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a Director of Hologic, Inc. and Ariad Pharmaceuticals, Inc. He previously served as a director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Paul E. Flynn	60	Mr. Flynn currently serves as Executive Vice President and Commercial Loan Officer at Danversbank. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Assistant Vice President at Chase Commercial Corporation and from 1974 to 1977, Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Business Development Corporation of New England. Mr. Flynn was elected as a director of our Company in July 2005.

Name	Age	Experience
Paul Guzzi	67	Mr. Guzzi currently serves as the President and Chief Executive Officer of the Greater Boston Chamber of Commerce. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Wang Center for the Performing Arts, is a Director of The Partnership and the Chairman of Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a Board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	63	From June 2003 to June 2005, Ms. Leaming was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including Chief Financial Officer of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec, Hologic, Inc. and the American Red Cross. Ms. Leaming joined our Board in December 2005.

Michael R. Loeb	54	Mr. Loeb is currently the President and CEO of Loeb Enterprises. Mr. Loeb was the President of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, and it’s Chief Executive Officer from 1997 to December 2005. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

Daniel O’Connell	61	Mr. O’Connell is an attorney and real estate developer with extensive management experience. Mr. O’Connell served as the Secretary of Housing and Economic Development for the Commonwealth of Massachusetts from January 2007 to February 2009. Prior to that time, from 2005 to 2007, Mr. O’Connell was an Executive Vice President and Partner in the Development and Advisory Services Group of Meredith & Grew. Before joining Meredith & Grew, Mr. O’Connell served seven year as a Principal in the Development Services Group at Spaulding & Slye Colliers. Mr. O’Connell has served as a Director of our Company since August 2009.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board will consist of seven directors, six of whom are “Independent” directors as defined under the NASDAQ listing standards. As required by the NASDAQ listing standards and our Company’s Corporate Governance Guidelines, the Board must be comprised of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Mr. Wilson serves as the Company’s lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the Chief Executive Officer (“CEO”).

The Board currently has three standing committees consisting of: the Governance and Nominating Committee, the Compensation Committee; and the Audit Committee. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of the Company or its subsidiaries and all are independent as defined by the NASDAQ listing standards. Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Conduct and Ethics, which applies to all directors, officers and employees, are available on the Corporate Governance section of our Company’s website at www.edgewater.com.

The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Michael Loeb	X
Nancy L. Leaming		X	X (Chair)
Daniel O’Connell		X	X
Wayne Wilson	X	X (Chair)	X

Changes to Board and Committee Membership in 2009. On October 20, 2009, Barry White, in connection with his confirmation as U.S. Ambassador to Norway, resigned from the Board. On December 10, 2009, in connection with Mr. White’s resignation, the Board approved the following committee changes: Mr. Wilson became the Chair of the Compensation Committee, replacing Mr. White; Ms. Leaming became the Chair of the Audit Committee, replacing Mr. Wilson; Mr. Loeb joined the Governance and Nominating Committee; and Mr. O’Connell joined the Audit Committee and Compensation Committee.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, Loeb and Wilson. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines.

Compensation Committee. The current members of the Compensation Committee are directors Wilson, who chairs the committee, Flynn, Leaming and O’Connell. Each of these directors is Independent as defined under applicable NASDAQ listing requirements The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee has retained the services of a compensation consultant and considers recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and, in the case of director compensation, ratified by the Board.

Audit Committee. The current members of the Audit Committee are directors Leaming, who chairs the committee, Flynn, O’Connell and Wilson. The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are Independent as defined under the NASDAQ listing requirements and applicable SEC rules. In addition, our Board of Directors has determined that each Audit Committee member (other than Mr. O’Connell) qualifies as an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent registered public accountants. Its duties include, among other things: (1) selecting and retaining our independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by our independent accountants, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent accountants; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 2: Ratification of the Auditor Appointment.” For more information on the Audit Committee, refer to the “Report of the Audit Committee” included elsewhere herein.

Number of Meetings of the Board of Directors and Attendance in 2009

During fiscal 2009, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, five meetings (three of which were regular meetings, one was a special meeting and one was the Annual Meeting) and two actions by written consent; Audit Committee, seven meetings and no action by written consent; Compensation Committee, seven meetings and one action by written consent; Governance and Nominating Committee, three meetings and no action by written consent. No director attended fewer than 94% of the aggregate Board meetings and Board Committee meetings on which that director served. In addition, the Board met four times during 2009 in executive session without Ms. Singleton or other members of management present.

Compensation Committee Membership and Interlocks

During 2009, Messrs. Flynn, O’Connell, White and Wilson and Ms. Leaming served as members of the Compensation Committee. No member of the Compensation Committee is or has ever been one of our officers or an employee of the Company. No interlocking relationship exists between the current or prior members of the Compensation Committee and the board of directors or compensation committee of any other company.

Director Nomination Process

Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which include director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policies are administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ listing standards; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Governance and Nominating Committee does consider issues of diversity, such as occupational, gender, race and origin, when evaluating directors for nomination.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary.

The nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee intends to review the nomination policies at least annually and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Director Qualifications

The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of achieving this goal. In connection with the director nominations for the 2010 Annual Meeting, the Committee also considered the nominees’ roles in assisting with development and implementation of the Company’s strategic plan.

The Board of Directors believes that each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, marketing and international business. Set forth below are the particular experiences, qualifications, attributes or skills, which led the Company’s Board of Directors to conclude that each director nominee should serve as a director of the Company.

Ms. Singleton, a director since 2001 and the Company’s President and Chief Executive Officer, is the co-founder of Edgewater and has extensive knowledge as to the Company’s business, personnel and strategic direction. Ms. Singleton’s long-standing history with, and knowledge of, the Company and more than 28 years of information technology industry experience, led the Governance and Nominating Committee to conclude that her skills and background continue to fit the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Wilson, a director since 2003 and the Company’s Lead Independent Director, has an extensive background in public accounting and corporate governance matters. He was a partner in one of world’s largest accounting firms, has served on the boards of several public companies and as President of PC Connection, Inc. and has chaired several audit committees. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Wilson’s long-standing history with, and knowledge of, the Company, leadership abilities and substantial knowledge of the financial, corporate governance and other matters affecting public companies led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Flynn, a director since 2005, has worked in the banking industry since 1974, most recently as Executive Vice President of Danversbank, the wholly-owned subsidiary of Danvers Bancorp, Inc., a publicly traded bank holding company. He also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Flynn’s extensive banking background, understanding of financial matters and public company experience led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Guzzi, a director since 2004, has an extensive business background. Mr. Guzzi’s long-standing history with, and knowledge of, the Company, as well as his experience with other technology companies and extensive business network led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Leaming, a director since 2005, has gained extensive management and leadership experience having served as an executive officer of various companies and on the boards of other public companies. She also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Leaming’s extensive management experience, understanding of financial issues and knowledge of matters affecting public companies led the Governance and Nominating Committee to conclude that her skills fit with the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Loeb, a director since 2000, has extensive management and leadership experience in early-stage companies. Mr. Loeb’s management experience and considerable experience in successfully developing early-stage companies led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. O’Connell, who became a director in 2009, is an attorney and has substantial experience in real estate development, government relations and international business. Mr. O’Connell’s legal background, experience in federal and state government and knowledge of international business led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Leadership Structure

Combining Chairman and Chief Executive Officer Roles. Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. None of our directors is a current or former employee of Edgewater except our Chairman, Ms. Singleton. Our Governance and Nominating, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having our Chief Executive Officer or another director hold the position of Chairman. If the position of Chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent Chairman.

When the Board selected Ms. Singleton as Chairman, it also reaffirmed the strong role of the lead director, whose specific duties are described in the “Corporate Governance” section of this Proxy Statement. The powers and duties of Chairman and lead director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The Chief Executive Officer is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board, promotes the development and implementation of corporate strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board currently believes that combining the roles of Chairman and Chief Executive Officer contributes to a more efficient and effective Board does not undermine the independence of the Board and certainly has no bearing on the ethical integrity of the directors.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight of the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee. In addition, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee, when the Board deems it appropriate. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls, the performance of the Company’s independent auditor and the operation of the Company’s ethics program. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs and hiring and retention. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to independence of Board members and compliance with SEC rules and NASDAQ listing standards with respect to Board and committee composition.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s business. At each regularly scheduled Board meeting, the full Board also receives reports from committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time-to-time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Compensation of Outside Directors

Annual Cash Compensation. Each of the Company’s non-employee directors receives an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member is eligible to receive an additional $1,500 meeting fee for attendance at each meeting above six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members other than the Lead Independent Director, who shall be compensated separately as described below.

The Audit Committee Chair receives an annual retainer of $30,000 per year, while Audit Committee Members are entitled to receive an annual retainer of $12,500. Each Audit Committee Member (other than the Lead Independent Director) is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above eight (8) Audit Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Compensation Committee Chair receives an annual retainer of $25,000 per year, while Compensation Committee Members are entitled to receive an annual retainer of $12,500. Each Compensation Committee Member (other than the Lead Independent Director), is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above six (6) Compensation Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Governance and Nominating Committee Chair receives an annual retainer of $20,000 per year, while Governance and Nominating Committee Members are entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee Member (other than the Lead Independent Director) are eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Board’s Lead Independent Director receives a cash retainer of $55,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above; however, the Lead Independent Director is not entitled to receive any separate Committee fees, as described above.

Stock Options. Following initial election to the Company’s Board of Directors, non-employee directors are eligible to receive a nonqualified stock option to purchase shares representing a fair value, as determined in accordance with a Black-Scholes option pricing model, of $40,000. Following initial election, on the date of each annual Stockholders’ Meeting thereafter, each outside director that is reelected is eligible to receive an additional nonqualified stock option to purchase shares representing a fair value, as described above, of $30,000.

The Board compensation guidelines described above are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market based remuneration for existing directors.

In light of a lower stock price, a limited pool of stock options for long-term incentives and a challenging economic environment, in March of both 2009 and 2010, the Compensation Committee recommended, and the Board approved, limiting the number of options to be received by Board members in June of 2009 and 2010 to the lesser of (i) the award determined using the Black-Scholes pricing model or (ii) 20,000 shares in each such year. The limitation was supported by the Company’s compensation consultant. The limitation represented an approximate 34% reduction in fair value of the 2009 options received by directors.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our Directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our Directors.

Outside Directors Compensation Table for 2009

The following table provides compensation information for the year ending December 31, 2009 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	Stock Awards	(2) (3) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Clete T. Brewer (4)	$10,000	$—	$—	$—	$—	$—	$10,000
Paul E. Flynn	46,000	—	19,800	—	—	—	65,800
Paul Guzzi	40,000	—	19,800	—	—	—	59,800
Nancy L. Leaming	45,000	—	19,800	—	—	—	64,800
Michael R. Loeb	20,000	—	19,800	—	—	—	39,800
Daniel O’Connell (5)	10,000	—	40,000	—	—	—	50,000
Barry B. White (6)	39,375	—	19,800	—	—	—	59,175
Wayne Wilson	75,000	—	19,800	—	—	—	94,800

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee membership and/or chairmanship fees as described above.
(2)	Amounts are based on the aggregate grant date fair value of stock option awards made in 2009. The reported amounts are calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”). See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	As of December 31, 2009, the aggregate number of stock option awards outstanding for each active director was as follows: Paul E. Flynn 66,638; Paul Guzzi 69,138; Nancy L. Leaming 66,638; Michael R. Loeb 59,138; Daniel O’Connell 35,687; and Wayne Wilson 74,138.
(4)	Mr. Brewer retired from the Board at the conclusion of the Company’s 2009 Annual Meeting of Stockholders on June 10, 2009.
(5)	Mr. O’Connell was elected to the Board on August 12, 2009.
(6)	Mr. White resigned from the Board on October 20, 2009 in connection with his confirmation as U.S. Ambassador to Norway.

Stockholder Communications with the Board; Annual Meeting Attendance

The Board of Directors welcomes communications from our stockholders and has adopted a procedure for receiving and addressing those communications. Stockholders may send written communications to either the full Board of Directors or the non-employee directors as a group by writing to the Board of Directors, or the non-employee directors, at the following address: Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, MA 01880, Attn: Corporate Secretary. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. The Corporate Secretary will review and forward all stockholder communications to the intended recipient, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient. Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All Directors attended our 2009 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics may be accessed and reviewed through the Company’s website at www.edgewater.com. If we make any substantive amendments to such code of ethics or grant any waiver, including any implicit waiver, from a provision of such code, we will disclose the nature of such amendment or waiver in a Report on Form 8-K.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of April 19, 2010, about the beneficial ownership of our Company’s common stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding common stock; (2) our Directors; (3) each Named Executive Officer (as defined under “Compensation—Compensation of the Named Executive Officers”) and key employee; and (4) our Directors and Executive Officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of April 19, 2010, there were 1,980 record holders and 12,242,990 outstanding shares of our Company’s common stock.

	Beneficial Ownership
Principal Stockholders	Number of Shares	Percent of Total (1)
GAMCO Investors, Inc., et. al. (2) One Corporate Center Rye, New York 10580-1435	1,902,403	15.5%

Keane Capital Management, Inc. (3) 3440 Torringdon Way, Suite 308 Charlotte, North Carolina 28277	1,372,408	11.2%

Dimensional Fund Advisors LP. (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,046,654	8.5%

Bricoleur Capital Management, LLC (5) 16236 San Dieguito Road Rancho Santa Fe, California 92067	871,740	7.1%

Directors, Executive Officers and Key Employee (6)
Shirley Singleton (7)	836,242	6.5%
David Clancey (7)	725,565	5.7%
Daniel M. Gudal (8)	617,607	5.0%
Robin Ranzal-Knowles (7)	139,422	1.2%
Wayne Wilson (7)	104,138	*
Michael R. Loeb (7)	94,138	*
Paul Guzzi (7)	74,138	*
Paul E. Flynn (7)	71,638	*
Nancy L. Leaming (7)	71,638	*
Kristin Zaepfel (7)	53,547	*
Daniel O’Connell (7)	11,883	*
Timothy R. Oakes (7)	11,133	*
All Directors, Executive Officers and Key Employee as a Group (12 persons)	2,811,089	20.3%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group, other than the entities listed under “Principal Stockholders,” are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 19, 2010 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of 12,242,990 shares of common stock outstanding as of April 19, 2010, plus the amount referenced in clause (i)(b) for such individual or group.

(2)	These securities are owned by various institutional investors, which include GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors, Inc. (collectively “Gabelli”). Each of these entities hold certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13F-HR filing with the SEC on February 11, 2010 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2009).
(3)	These securities are owned by investment companies, trusts and accounts, to which Keane Capital Management, Inc. (“Keane”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Keane is deemed to be a beneficial owner of such securities; however, Keane expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (3) is based upon Keane’s Schedule 13F filing with the SEC on February 16, 2010 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2009).
(4)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon Dimensional’s Schedule 13G/Amendment No. 9 filing with the SEC on February 10, 2010 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2009).
(5)	These securities are owned by investment companies, trusts and accounts, to which Bricoleur Capital Management, LLC (“Bricoleur”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Bricoleur is deemed to be a beneficial owner of such securities; however, Bricoleur expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (5) is based upon Bricoleur’s Schedule 13G/Amendment No. 2 filing with the SEC on April 5, 2010 (reflecting its beneficial ownership information concerning our Company’s common stock as of December 31, 2009).
(6)	The address of each of the directors, executive officers and key employee listed above is c/o Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.
(7)	Includes the following shares subject to Currently Exercisable Options: Ms. Singleton 709,905; Mr. Clancey 608,868; Ms. Ranzal-Knowles 38,744; Mr. Wilson 74,138; Mr. Loeb 59,138; Mr. Guzzi 69,138; Mr. Flynn 66,638; Ms. Leaming 66,638; Ms. Zaepfel 33,747; Mr. O’Connell 11,883; and Mr. Oakes 9,999.
(8)	Mr. Gudal, a beneficial owner of more than 5% of the Company’s common stock, which was received in connection with Edgewater’s December 2007 acquisition of Vertical Pitch LLC, is considered to be a key employee of the Company. Mr. Gudal, as reported in a Schedule 13G filing with the SEC on March 17, 2009, directly owns 617,607 shares of the Company’s common stock. Mr. Gudal has sole investment and/or voting power for his own account.

Stock Ownership Guidelines

The Company’s Compensation Committee has established stock ownership guidelines for the Company’s Directors and Named Executive Officers, which are described in detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of Edgewater Technology, Inc.’s common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of the Company’s directors and executive officers, we believe all persons subject to beneficial ownership reporting filed the required reports on time in 2009.

EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The Edgewater Technology, Inc. Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) allowed for grants of incentive and non-qualified stock options covering up to fifteen percent (15%) of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded under the 1996 Plan remain outstanding, subject to the terms of the 1996 Plan and any related option agreements.

The Edgewater Technology, Inc. Amended and Restated Plan (the “2000 Plan”) allows for grants of non-qualified stock options of up to 4 million shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2000 Plan. Shares covering awards that are forfeited, expire, or canceled will again be available for issuance under the 2000 Plan. Since the 2000 Plan, as initially adopted, and as amended and restated in 2002, is a “Broad-Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2000 Plan. However, if there is a material amendment to the 2000 Plan in the future, stockholder approval with respect to the material amendment would be required under current NASDAQ listing requirements.

The Edgewater Technology, Inc. 2003 Incentive Plan (the “2003 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to 500,000 shares of our common stock. All employees and officers of our Company and its subsidiaries, but none of our Company’s outside directors, are eligible for the grant of non-qualified stock options or awards of restricted shares under the 2003 Plan. Since the 2003 Plan, as initially adopted, is a “Broad Based Plan” under prior NASDAQ rules, stockholder approval was not required with respect to the 2003 Plan. However, if there is a material amendment to the 2003 Plan in the future, stockholder approval with respect to the material amendment would be required under current NASDAQ listing requirements.

The Edgewater Technology, Inc. 2008 Omnibus Incentive Plan (the “2008 Plan”) allows for grants of non-qualified stock options and restricted share awards of up to 1.5 million shares of our common stock. All employees and officers of our Company and its subsidiaries and directors of our Company, including outside directors, are eligible for grants of stock options under the 2008 Plan. The 2008 Plan was approved by our stockholders on June 11, 2008.

The Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP Plan”) allows for employee stock purchases of our Company’s common stock at eighty-five percent (85%) of the lower of our common stock price as of the first or last trading day of each quarter. The 2008 ESPP Plan authorizes purchases for up to 500,000 shares of our common stock by our employees and continues in effect until October 1, 2018, unless earlier terminated. The 2008 ESPP Plan was approved by our stockholders on June 11, 2008.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2009, for all of our Company’s equity compensation plans, which consist of: the 1996 Plan; the 2000 Plan; the 2003 Plan; the 2008 Plan; and the 2008 ESPP Plan:

Plan Category	(A) Number of Shares to be Issued upon Exercise of Outstanding Stock Options	(B) Weighted-Average Exercise Price of Outstanding Stock Options	(C) Number of Shares Remaining Available for Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders:
1996 Plan (1)	1,014,300	$6.21	—
2008 Plan (2)	441,638	$3.02	1,058,362
2008 ESPP Plan (3)	—	—	308,323

Equity Compensation Plans Not Approved by Stockholders:
2000 Plan (4)	2,639,720	$5.18	38,242
2003 Plan (5)	10,000	$4.75	47,950

Total	4,105,658	$5.20	1,452,877

(1)	Grants for shares of our common stock under the 1996 Plan were limited to 15% of our outstanding common stock. The 1996 Plan expired on June 30, 2006; thus, no further grants may be awarded, but options awarded prior to that date remain outstanding subject to the terms of the 1996 Plan and any related option agreements.
(2)	The 2008 Plan provides for grants of nonqualified stock options and awards of restricted shares of our common stock. The 2008 Plan is limited to stock option grants and restricted stock awards covering up to 1,500,000 shares of our Company’s common stock. No shares of restricted stock have been issued since the 2008 Plan was approved by the stockholders on June 11, 2008.
(3)	The 2008 ESPP Plan, which became effective for the purchase period beginning October 1, 2008, provides for purchases by our employees of up to 500,000 shares of our common stock. As of December 31, 2009, a total of 191,677 shares of our common stock have been purchased under the 2008 ESPP Plan.
(4)	The 2000 Plan provides for grants of nonqualified stock options of our common stock. The 2000 Plan is limited to grants covering up to 4.0 million shares of our common stock.
(5)	The 2003 Plan provides for grants of nonqualified stock options and restricted share awards for up to 500,000 shares of our common stock. Since 2003, 452,950 shares of restricted stock have been awarded to executive and non-executive employees that are not included in Column A above, but are taken into account under Column C above. No shares of restricted stock were awarded to executive and non-executive employees during 2009.

EXECUTIVE OFFICERS

Provided below are the names, ages and principal occupation or employment, for at least the last five years, for all of the persons who are our executive officers, including our four Named Executive Officers as of December 31, 2009.

Name	Age	Experience
Shirley Singleton	58	Chairman, President and Chief Executive Officer. For full biographical information consult “Item 1—Election of Directors—Nominees for Election.”

David Clancey	54	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

Timothy R. Oakes	42	Chief Financial Officer, Treasurer and Corporate Secretary of our Company since September 2009 and Chief Accounting Officer of our Company since July 2008. Mr. Oakes joined our Company as a Director of Finance in August 2004. Prior to joining Edgewater, Mr. Oakes was a Senior Director of Finance at Symmetricom, Inc. from September 2001 to August 2004. Prior to Symmetricom, Mr. Oakes held various financial management and operational reporting positions with companies in the biotechnology, manufacturing and consulting services industries. Mr. Oakes is a certified public accountant.

Robin Ranzal-Knowles	43	President of Edgewater Technology-Ranzal, Inc. (“Ranzal”) since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004. Ms. Ranzal-Knowles became a Named Executive Officer of the Company in June 2007.

Kristin Zaepfel	46	Vice President of Human Resources of our Company since September 2003. Prior to joining our Company, Ms. Zaepfel served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

REPORT OF THE AUDIT COMMITTEE

General

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent auditors, and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee met seven times during 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2009 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed with audit committees under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380, Communications with Audit Committees. The independent auditors have provided the Audit Committee with written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 relating to Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Audit Committee has also selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

The Audit Committee:

Nancy L. Leaming, Chairman

Paul E. Flynn

Daniel O’Connell

Wayne Wilson

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the Proxy Statement for the year ended December 31, 2009 for filing with the SEC.

The Compensation Committee:

Wayne Wilson, Chairman

Paul E. Flynn

Nancy L. Leaming

Daniel O’Connell

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Edgewater Technology, Inc. executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) presented under Compensation of Named Executive Officers. As more fully described in the Report of the Compensation Committee on Executive Compensation on the preceding page, the Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s executive employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, depreciation and amortization (“EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, the most important elements which are set forth in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and EBITDA-based objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum ten-year option term.	Stock options reward executives for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over five years) by granting underlying shares of Edgewater stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment. They give additional upside rewards for increases in stockholder value.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-time their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

For more detail regarding these components, see “Individual Elements of Compensation; 2009 Compensation Decisions” included elsewhere herein.

Historical Compensation; Compensation Links to Performance

Edgewater’s historical operating strategy is based on the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our historical compensation policies and practices have mirrored this operating strategy, as past compensation incentives have been implemented as a direct extension of this operating strategy, and payouts have been made only when fundamental operating objectives, including satisfaction of revenue or EBITDA-based goals had been achieved.

At the outset of 2009, Edgewater established revenue and EBITDA goals, which took into account both the severe economic downturn and reductions in spending trends for information technology consulting services, which we expected would result in lower service revenue, and management’s planned expense reductions intended to align expenses with anticipated revenues. For 2009, the Compensation Committee established target bonus opportunities premised on specified revenue and EBITDA levels tied to our budget and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation at Edgewater; 2009 Compensation Decisions—Annual Incentive Compensation.”

During 2009, management and the Board undertook a strategic review of Edgewater’s business for the purpose of developing a three-year strategic plan. The Compensation Committee also undertook an extensive review of our executive compensation program in order to assure that overall compensation was competitive and that incentive compensation, with particular emphasis on long term incentives, were properly aligned with our strategic plan. A particular focus of the Compensation Committee was the development of a long-term incentive plan for Ms. Singleton and Mr. Clancey that would appropriately reward them for successfully implementing the strategic plan.

Compensation Consultants

Since 2007, the Compensation Committee has engaged DolmatConnell & Partners Inc. (the “Compensation Consultant”), an independent compensation consultant, to assist the Committee in the discharge of its duties. The Compensation Consultant does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace the Compensation Consultant at any time.

In 2009, the Compensation Committee engaged the Compensation Consultant to assist in its review of our executive compensation program, with particular attention to our long-term incentives. During 2009, the Compensation Consultant provided the Compensation Committee with:

•	a comprehensive review of our executive compensation program, including tally sheets reflecting all components of executive compensation;

•	peer group and market survey and benchmarking data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, and long-term equity compensation; and

•	recommendations for long-term equity incentives.

In preparing its compensation analysis, the Compensation Consultant analyzed compensation data from the published compensation surveys of technology industry firms with revenues between $50 million and $200 million as well as a list of peer companies consisting of firms comparable in size and industry to Edgewater (including Bridgeline Digital Inc., CSP, Inc., Diamond Management & Technology Consultants, Inc., eLoyalty Corp, Innodata Isogen, Inc. Keynote Systems, Inc., NetSol Technologies, Inc., NYFIX, Inc., Rainmaker Systems, Inc., The Hackett Group (formerly Answerthink, Inc.), The Management Network Group, Inc., Widepoint Corp. and XETA Technologies, Inc.). Their recommendations with respect to base salary, bonus and equity incentive compensation were based on the broader survey information because of the lack of target bonus disclosure for the peer group.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to achieve these goals by setting base salaries for our executives that are competitive with those of our peers and providing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Individual Elements of Compensation; 2009 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. In June 2007, the Company entered into employment agreements with Ms. Singleton and Messrs. Clancey, Gallo and Rhodes which set the executive’s minimum annual base salary at $325,000 for Ms. Singleton, $275,000 for Messrs Clancey and Gallo and $180,000 for Mr. Rhodes. Mr. Rhodes base salary was subsequently increased to $200,000 in March 2008. We do not have employment agreements establishing minimum base salaries with any other Named Executive Officer.

Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if objective corporate goals and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive industry practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts have been assisted in the past in part by our Compensation Consultant, which, in 2009 conducted a benchmark review of our Company to a peer group of companies as well as a broader survey of technology industry firms with revenues between $50 million and $200 million. Following that review, our Compensation Consultant reported to the Compensation Committee that the historical base salary levels paid to our Named Executive Officers were competitive, when compared to the peer group of companies and the broader survey group.

The Compensation Committee reviews salaries of the Named Executive Officers in the first calendar quarter of each year to determine if any adjustment is appropriate. In reviewing and establishing salaries for the Named Executive Officers, the Committee considers the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the Chief Executive Officer, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels are the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. Baseline amounts under employment agreements also influence base salary compensation levels.

After giving due consideration to management’s recommendation, which was based on the recognition of the difficult economic environment as we entered 2009, the reduction in service revenue experienced in 2008 and the need to align costs with lower revenues projected for 2009, the Compensation Committee did not authorize any increase in base salaries of the Named Executive Officers. Salaries were maintained at the levels established in 2007 for Ms. Singleton ($325,000); Mr. Clancey ($275,000); Mr. Gallo ($275,000), and Ms. Zaepfel ($160,000) and at the levels established in 2008 for Ms. Ranzal-Knowles ($275,000) and Mr. Rhodes ($200,000).

On September 23, 2009, the Compensation Committee approved an increase to Mr. Oakes’ annual salary level, effective September 23, 2009, to $200,000 (from $170,000) in connection with his appointment to Interim Chief Financial Officer following Mr. Rhodes’ departure.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. Benefits and perquisites include a monthly automobile allowance that is provided to each of our Named Executive Officers (other than Ms. Zaepfel). In general, we believe the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with SEC rules.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we adopt annual incentive goals at meetings of the Compensation Committee in conjunction with the release of our prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives falling below, possibly substantially below, peer compensation levels.

Elements of the 2009 Incentive Bonus Plan Opportunity. For the 2009 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

1)	80% of the aggregate bonus opportunity (the “Objective Bonus Opportunity”) was authorized for satisfaction of objective factors, for which

•	up to 60% of the Objective Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and

•	up to 40% of the Objective Bonus Opportunity was dependent upon the satisfaction of EBITDA goals;

in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for EBITDA, which we refer to generally as “Objective Target Performance”; and

2)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual executive management objectives (the “Management Business Objective Bonus Opportunity”) that were specifically set for each executive.

2009 Objective Bonus Opportunity. The 2009 Objective Bonus Opportunity was established to reward executives for achieving certain goals for (1) service revenue (targeted at $66.8 million) and (2) EBITDA (targeted at $5.4 million). In accordance with the bonus plan, the established goals could be achieved independently, such that a payout could be made for exceeding the minimum service revenue goal, but not the minimum EBITDA goal. Conversely, a payout could be made for exceeding the minimum EBITDA goal, but not the minimum service revenue goal. The bonus plan was also designed to provide additional incentives for overachievement beyond target goals, so that more than 100% of each target goal could be paid out if overachievement occurred.

Management Business Objective Bonus Opportunity. The 2009 Executive Management Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. This constituted 20% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to the percentage of base salary.

For 2009, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	50%	$162,500
Robin Ranzal-Knowles	100%	275,000
David Clancey	50%	137,500
David Gallo	50%	137,500
Kevin R. Rhodes	38%	75,000
Timothy R. Oakes	15%	25,500
Kristin Zaepfel	20%	32,000

These bonus authorizations were approved in February 2009, after due consideration of management’s recommendations to lower bonus targets to 50% of the prior year bonus authorization, in light of the difficult economic environment, a reduction in service revenue throughout 2008 and the need to align costs with lower revenues during 2009. Additional consideration was made in the case of Ms. Ranzal-Knowles, where percentage incentives varied from other Named Executive Officers, to promote continued incentives for Ranzal growth and in order to provide meaningful continuing incentive opportunities for all Ranzal employees, including Ms. Ranzal-Knowles. As such, Ms. Ranzal-Knowles’ bonus authorization was unchanged from the prior year and remained at 100%.

2009 Bonus Awards Payments. In March of each year, the Compensation Committee evaluates the extent to which Objective Bonus Opportunities have been earned and determines the amount of bonuses payable. In 2009, Objective Bonus Opportunities were focused on the attainment of service revenue and EBITDA targets; for these purposes, EBITDA includes all applicable incentive bonus plan expense accruals. The Compensation Committee’s review was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance. An executive officer must be employed by the Company as of the date any bonus is paid, in order to be eligible to receive it. Therefore, neither Mr. Gallo nor Mr. Rhodes, both of whom resigned during 2009, was eligible to receive a bonus for 2009.

For 2009, the Compensation Committee determined that, with the exception of Ms. Ranzal-Knowles, the Company’s Named Executive Officers would not receive a 2009 bonus payout related to Objective Bonus Opportunities, since the Company did not achieve, on a consolidated basis, the required 2009 performance measurements for service revenue and EBITDA. Ms. Ranzal-Knowles’ Objective Bonus Opportunity was

established by the Committee based on the service revenues and EBITDA contribution by the Ranzal Division of our EPM business (“Ranzal”); this was done in part due to past award opportunities for Ms. Ranzal-Knowles that were established on this basis and also due to the fact that employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and EBITDA contribution. Ranzal’s 2009 service revenue and EBITDA levels did not meet Objective Target Performance measurements. However, based upon our CEO’s evaluation of Ms. Ranzal-Knowles’ performance, particularly with respect to additional responsibilities which she undertook which were not included in her individual goals for 2009, the Compensation Committee approved a discretionary bonus in the amount of $75,000 which is reflected in the “Bonus” column of the following “Summary Compensation Table.”

Additionally, the Named Executive Officers, other than Ms. Ranzal-Knowles, recommended to the Committee that no bonus should be paid with respect to the Management Business Objective Bonus Opportunity in light of 2009 consolidated operating performance; upon due consideration of this recommendation, the Committee determined to award no 2009 bonus to such Named Executive Officers. Ms. Ranzal-Knowles’ total 2009 bonus payout included a full Management Business Objective Opportunity payment ($55,000) since she met the criteria established for her Management Business Objective Bonus Opportunity, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2010 Bonus Authorization. On March 10, 2010, the Compensation Committee established aggregate total eligible target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $325,000; Ms. Ranzal-Knowles, $275,000; Mr. Clancey, $275,000; Mr. Oakes, $150,000; and Ms. Zaepfel, $64,000. These authorizations were made after due consideration of management’s recommendations to return bonus targets to their historical levels at 100% of base salary, which were based on management’s assessment of market conditions and the Company’s prospects for 2010. Objective Bonus Opportunities and Executive Management Bonus Opportunities for 2010 will be weighted in a fashion similar to that identified above (for 2009) under “—Elements of the 2009 Incentive Bonus Plan Opportunity.”

Refer to the “Summary Compensation Table” and the related footnotes for additional information about incentive bonuses.

Long-Term Stock Awards

We have granted in the past, and we also intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “—Timing Stock-Based Incentive Awards.” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. Although we have not done so in the past, we may base vesting of future option grants or restricted stock awards on an objective and/or subjective analysis of various performance criteria. Restricted stock awards have historically been awarded at the par value of our Company’s common stock, which is $0.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In general, the Company’s long-term stock awards are based upon each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace.

As part of its 2009 review of senior executive compensation, the Compensation Committee reviewed tally sheets showing total 2009 compensation, market comparisons, the estimated value of equity awards at their grant date and the realized value from equity awards and severance benefits in connection with termination of the executive’s employment under various scenarios. As part of this review, the Compensation Committee considered the potential value of outstanding equity awards over a range of stock prices and the value of retirement benefits. This review indicated that previous equity grants were all “out-of-the money” and will not likely deliver the value we initially expected. Furthermore, in the case of Ms. Singleton and Mr. Clancey, options to acquire 444,265 shares at $6.25 per share, which were granted to each of them in August 2000 are due to expire in 2010. As a result, the Compensation Committee determined that the previously granted options were no longer effective in providing long-term incentives for future performance or in helping to retain our employees. In addition, the benchmark data provided by our Compensation Consultant indicated that the long term equity component of our executive compensation program was significantly less than the value of long term incentives provided to peer group executives. In order to address these concerns, on December 10, 2009, the Compensation Committee awarded our Named Executive Officers options to acquire an aggregate of 495,000 shares of our common stock exercisable at the then market value ($2.84) as set forth in the “Grants of Plan-Based Awards” table. The Compensation Committee anticipates making additional awards to each of Ms. Singleton and Mr. Clancey in order to bring their long-term compensation in line with market benchmarks and to further align their interests with our stockholders’ interests. In general, the Compensation Committee anticipates that future equity awards to Named Executive Officers will be made annually in March in conjunction with establishing annual performance goals for cash and equity incentive programs.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Consideration Given to Annual and Long-Term Incentive Awards

After reviewing the Company’s prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors. Additionally, companies with comparable revenues in our industry, as well as similar industries, are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. The Compensation Committee considers foregoing performance factors in making individual compensation decisions. The Committee also applies its own business judgment in light of these factors (and in certain circumstances, the recommendations made by its Compensation Consultants) in making final incentive award determinations.

Tax Considerations

The Compensation Committee has structured, and intends to continue to structure, performance-based compensation, including grants of equity and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1.0 million paid to certain of the Company’s Named Executive Officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The 1996 Plan and 2008 Plan was approved by our stockholders at our May 8, 1998 and June 11, 2008 Annual Stockholders’ Meetings, respectively, and were designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan have not been approved by our Company’s stockholders, such that any compensation related to stock option grants or restricted stock awards to executive officers or directors under these plans that would cause an executive’s compensation to exceed $1.0 million may not be deductible under Section 162(m) of the Internal Revenue Code. The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2009, compensation paid to our employees was fully deductible under Section 162(m). However, because the December 2009 options granted to Ms. Singleton and Mr. Clancey were from the 2000 Plan, any compensation expense arising upon the exercise of such options may not be deductible to the Company to the extent the executive’s compensation, at the time of exercise, exceeds $1.0 million.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. The Company reports share-based compensation expense related to all equity awards in accordance with the fair value recognition provisions of ASC Topic 718.

Risk Assessment

Although recently there has been increased scrutiny of risk and whether companies’ compensation programs contribute to unnecessary risk taking, the Company has historically maintained a level of prudence associated with its compensation programs and will continue to do so. The Company does engage in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that our compensation programs do not motivate imprudent risk taking and the risks arising from these programs are not reasonably likely to have a material adverse effect on Edgewater.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive Officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results and within one month of the filing of our Annual Report on Form 10-K with the SEC reflecting such financial results. However, due to the Compensation Committee’s extensive review of the Company’s long-term equity incentive programs during 2009, awards to executives in 2009 were delayed until December. In addition, Directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2007 and 2006. In general, future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s Directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines was to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders. For Named Executive Officers, the guidelines required, within a three-year period, each Named Executive Officer, excluding the Company’s Chief Executive Officer (or CEO), to attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. The guidelines further required, within the same three-year period, the Company’s CEO attain an investment position equal to three times her annual base salary. Once attained, an executive’s guideline does not change as a result of changes in his or her base salary or fluctuations in the Company’s common stock price. For Directors, the guidelines provide that existing Directors will be required to own 5,000 shares of the Company’s stock. Each existing Director had twelve months to comply with the guidelines. Each new Director elected to the Company’s Board has two years from the effective date of their appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines. Each Director and Named Executive Officer currently required to be compliant with the ownership guidelines has attained compliance with applicable stock ownership guidelines within the applicable time period and no other actions are required now or in the future. As noted Mr. O’Connell, who joined the Board in August 2009, will have until August 2011 to comply and Mr. Oakes, who became a Named Executive Officer in 2009, will have three years in which to meet the requirement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, for the last three fiscal years to our President and Chief Executive Officer (“CEO”), those individuals serving as Chief Financial Officer (“CFO”) during 2009 (which includes Mr. Rhodes who resigned on September 4, 2009), each of our three most highly compensated executive officers (other than our CEO and CFO) serving in such positions on December 31, 2009, and Mr. Gallo, who resigned effective November 20, 2009, but would have been one of our three most highly compensated executive officers but for the fact that he was no longer employed by the Company on December 31, 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	(1) Option Awards	(1) Share Awards	(2) Non-Equity Incentive Plan Compensation	(3) All Other Compensation	Total
Shirley Singleton,	2009	$325,000	$—	$199,800	$—	$—	$19,273	$544,073
Chairman, President and Chief	2008	325,000	—	—	—	—	19,137	344,137
Executive Officer	2007	308,846	—	318,534	97,360	216,058	23,233	926,467

Robin Ranzal-Knowles (4),	2009	275,000	75,000	54,000	—	55,000	21,455	480,455
President of Edgewater	2008	269,231	—	—	—	277,710	22,989	569,930
Technology-Ranzal, Inc.	2007	250,000	—	134,592	—	290,000	19,405	693,997

David Clancey,	2009	275,000	—	199,800	—	—	26,756	501,556
Executive Vice President,	2008	275,000	—	—	—	—	30,805	305,805
Chief Strategy Officer and Chief Technology Officer	2007	264,338	—	142,443	40,770	182,818	28,854	659,223

David Gallo (5),	2009	267,137	—	—	—	—	20,605	287,742
Chief Operating Officer	2008	275,000	—	—	—	—	18,890	293,890
	2007	261,431	—	210,861	40,770	182,818	18,248	714,128

Kevin R. Rhodes (5),	2009	153,267	—	—	—	—	16,794	170,060
Chief Financial Officer,	2008	195,385	—	—	—	—	20,984	216,369
Treasurer and Secretary	2007	170,308	—	104,309	104,309	89,747	19,683	404,885

Timothy R. Oakes (6),	2009	177,556	—	54,000	—	—	14,507	246,062
Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary

Kristin Zaepfel	2009	160,000	—	27,000	—	—	14,158	201,158
Vice President, Human Resources	2008	160,000	—	—	—	—	14,068	174,068
	2007	153,539	—	54,285	9,060	42,547	13,280	272,711

(1)	Amounts are based on the aggregate grant date fair value of stock option awards made to the named executive officers in 2009. The reported amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of the Company’s equity awards. The 2008 and 2007 stock option award amounts have been restated from prior proxy disclosures to reflect recent changes in the SEC rules.
(2)	Represent amounts earned by each Named Executive Officer under the Company’s 2009 performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(3)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our Chief Executive Officer, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and Chief Financial Officer.
(4)	Ms. Ranzal-Knowles became a Named Executive Officer of our Company in June 2007.
(5)	Mr. Gallo resigned as the Company’s Chief Operating Officer effective November 20, 2009 and Mr. Rhodes resigned as the Company’s Chief Financial Officer, Treasurer and Secretary effective September 4, 2009.
(6)	Mr. Oakes became a Named Executive Office of our Company in connection with his appointment as the Company’s Interim Chief Financial Officer, Secretary and Treasurer on September 4, 2009. Subsequently, Mr. Oakes was appointed as the Company’s permanent Chief Financial Officer on November 12, 2009. On September 23, 2009, the Compensation Committee increased Mr. Oakes’ base salary to $200,000.

Grants of Plan-Based Awards

The following table sets forth information concerning stock option grants to the Named Executive Officers during 2009.

Name	Grant Date	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(2) Exercise or Base Price of Option Awards	(3) Closing Price of Stock on Grant Date	Grant Date Fair Value of Option Awards
		Threshold	Target	Threshold	Target
Shirley Singleton	12/10/09	$82,250	$162,500	$—	$—	—	185,000	$2.84	$2.84	$199,800
David Clancey	12/10/09	68,750	137,500	—	—	—	185,000	2.84	2.84	199,800
Robin Ranzal-Knowles	12/10/09	137,500	275,000	—	—	—	50,000	2.84	2.84	54,000
Timothy R. Oakes	12/10/09	12,750	25,500	—	—	—	50,000	2.84	2.84	54,000
Kristin Zaepfel	12/10/09	16,000	32,000	—	—	—	25,000	2.84	2.84	27,000

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.” The Named Executive Officers, other than Ms. Ranzal-Knowles who received a portion of her 2009 Non-Equity Incentive Plan, did not receive any Non-Equity Incentive compensation during 2009.
(2)	The exercise price of the stock option awards is equal to the closing price of the Company’s common stock as reported on NASDAQ Global Market on the date the option awards were approved by the Compensation Committee.
(3)	The measurement date used to value each of the stock option awards and stock units granted to the Named Executive Officers was based upon the date the options and units were approved by the Compensation Committee, which was December 10, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
Shirley Singleton	—	$—	8,020	$21,298
Robin Ranzal-Knowles	—	—	15,000	41,063
David Clancey	—	—	5,400	14,337
Kristin Zaepfel	—	—	4,300	11,436

(1)	Represents the cumulative total number of stock awards vested during the current fiscal year multiplied by the fair market value of the Company’s Common Stock on the date the share or shares vested.

Outstanding Equity Awards at Fiscal Year End

	Stock Option Awards					Stock Awards
	(1) Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	(2) Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive or Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Shirley Singleton	444,265	—	—	$6.25	8/31/10	—	$—	—	$—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	125,000	—	—	3.72	3/21/12	—	—	—	—
	90,000	—	—	6.18	3/10/16	—	—	—	—
	23,657	47,343	—	9.07	4/13/14	—	—	—	—
	—	185,000	—	2.84	12/10/16	—	—	—	—
	—	—	—	—	—	—	—	17,360	51,559

Robin Ranzal-Knowles	20,000	—	—	4.95	10/4/14	—	—	—	—
	9,996	20,004	—	9.07	4/13/14	—	—	—	—
	—	50,000	—	2.84	12/10/16	—	—	—	—
	—	—	—	—	—	—	—	18,750	55,688

David Clancey	444,265	—	—	6.25	8/31/10	—	—	—	—
	13,835	—	—	4.40	1/11/12	—	—	—	—
	75,000	—	—	3.72	3/21/12	—	—	—	—
	59,000	—	—	6.18	3/10/16	—	—	—	—
	10,579	21,171	—	9.07	4/13/14	—	—	—	—
	—	185,000	—	2.84	12/10/16	—	—	—	—
	—	—	—	—	—	—	—	11,700	34,749

Timothy R. Oakes	7,500	—	—	4.89	8/16/14	—	—	—	—
	1,666	3,334	—	9.07	4/13/14	—	—	—	—
	—	50,000	—	2.84	12/10/16	—	—	—	—

Kristin Zaepfel	10,000	—	—	5.35	9/8/13	—	—	—	—
	14,500	—	—	6.18	3/10/16	—	—	—	—
	4,031	8,069	—	9.07	4/13/14	—	—	—	—
	—	25,000	—	2.84	12/10/16	—	—	—	—
	—	—	—	—	—	—	—	5,800	17,226

(1)	Options granted to the Named Executive Officers listed above prior to April 13, 2007 were granted ten years prior to the applicable expiration date. Options granted to the Named Executive Officers listed above on or after April 13, 2007 were granted seven years prior to the applicable expiration date. Options granted before April 13, 2007 generally vest in equal annual installments over a three- to six-year period. Restricted share awards generally vest in equal annual installments over a five-year period.
(2)	The expiration date for each option grant occurs seven to ten years after the date of grant of each option.

Employment and Severance Agreements

On June 12, 2007, the Company entered into employment agreements with Ms. Singleton and Messrs. Clancey, Gallo and Rhodes. The employment agreements related to Mr. Gallo and Mr. Rhodes were terminated in connection with their resignations from the Company during 2009.

The employment agreements for Ms. Singleton and Mr. Clancey are collectively referred to as the “2007 Employment Agreements” and separately as the “2007 Employment Agreement.” Ms. Singleton’s 2007 Employment Agreement provides for and governs her services as the Company’s President and Chief Executive Officer through December 31, 2010. Mr. Clancey’s 2007 Employment Agreement provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2010.

The 2007 Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to our Company, as determined by the Compensation Committee. Annual bonuses, if payable, under the 2007 Employment Agreements, will be paid in cash.

The 2007 Employment Agreements contain a covenant not to compete with our Company, concerning our business, non-solicitation of employees and customers during the term of the agreement and for the one-year period immediately following termination with our Company, subject to certain exceptions.

If either Ms. Singleton or Mr. Clancey are terminated without cause or either Ms. Singleton or Mr. Clancey terminate their respective employment for Good Reason (as defined below) in the absence of a Change in Control (as defined below) involving our Company, then our Company is required to pay to each such affected officer an amount equal to the greater of: (1) his or her then annual base salary, as applicable, over the remaining term of their respective 2007 Employment Agreement, plus the amount of his or her, as applicable, prior year’s cash bonus paid; or (2) the sum of one year’s annual base salary then in effect, plus the greater of 50% of such annual base salary then in effect or the amount of his or her, as applicable, prior year’s cash bonus paid.

“Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties, responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change in Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquires 50% or more of the voting power of the Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; or (3) stockholders of the Company approve (a) a merger, business combination or extraordinary transaction whereby Edgewater stockholders would not own at least 75% of the outstanding voting securities of the surviving or resulting corporation or (b) a corporate liquidation of the Company.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminate their employment for Good Reason during the term of their employment agreement after a Change in Control, then as to the affected officer, our Company is required to pay an amount equal to the greater of: (1) the annual base salary for such affected officer then in effect under the respective employment agreement for the remaining period of the term, plus the amount of cash bonus for the affected officer paid for the immediately preceding year; or (2) 1.5 times the annual base salary then in effect, plus the amount of the cash bonus paid to the affected officer in the year immediately preceding the year of termination. In these circumstances, Ms. Singleton’s and Mr. Clancey’s non-compete applies for six months following the date of termination.

The 2007 Employment Agreements established the following minimum annual base salary levels, subject to potential future increase based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $325,000 and Mr. Clancey, $275,000. Ms. Singleton and Mr. Clancey are entitled to an annual cash bonus award that, subject to satisfaction of applicable targets and standards established by the Compensation Committee, can generate cash bonus opportunities up to 100% of his or her annual salary. In addition, the Compensation Committee has the ability, but is not obligated, to award discretionary cash bonus awards in excess of the percentage target bonus opportunities described above.

On July 21, 2008, the Company entered into a severance agreement (the “Severance Agreement”) with Mr. Oakes under which the Company would be obligated to pay, in certain circumstances, six months of base salary to Mr. Oakes in the event his employment were terminated by the Company without “cause” within one year following a Change in Control of the Company.

Under the Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached his fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and Chief Executive Officer of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to employee, or any other criminal activity which materially affects employee’s ability to perform his duties or materially harms the reputation of the Company. Under the Severance Agreement, Change in Control has the same definition as provided in the 2007 Employment Agreements described above.

Potential Termination Payments and Equity Awards

The 2007 Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause (“Without Cause”) or by such Named Executive Officer for Good Reason (1) outside of a Change in Control and (2) in connection with a Change in Control. Similarly, the Severance Agreement for Mr. Oakes provides for cash payment in event his employment with the Company is terminated without cause or in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

If the Named Executive Officers covered by employment agreements or severance agreement had their employment terminated as of December 31, 2009, the Named Executive Officers would have been eligible to receive payments, dependent upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

	Potential Termination Payments
	Without Cause or for Good Reason (1)			Change of Control
				Termination (2)		Other	Total
Name	Salary and Bonus	(3) Benefits	Total	Salary and Bonus	(3) Benefits	(4) Option Award Acceleration	Total
Shirley Singleton	$487,500	$12,230	$499,730	$487,500	$12,230	$75,609	$575,339
David Clancey	412,500	36,732	449,232	412,500	36,732	58,799	508,031
Timothy R. Oakes	—	—	—	100,000	8,519	6,500	115,019
Robin Ranzal-Knowles	—	—	—	—	—	62,188	62,188
Kristin Zaepfel	—	—	—	—	—	20,467	20,467

(1)	Represents circumstances involving termination Without Cause or for Good Reason outside of any Change in Control.
(2)	Represents circumstances involving termination Without Cause or for Good Reason in connection with a Change in Control.
(3)	Consists of health, dental and life insurance coverage for a period of twenty-four months, as provided for under Ms. Singleton’s and Mr. Clancey’s existing employment agreement and for a period of six months under Mr. Oakes’ severance agreement. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2009 and is valued at the premiums in effect on December 31, 2009.
(4)	Certain unvested outstanding equity awards contain Change in Control acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2009, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $2.97 on December 31, 2009 over any applicable exercise price or par value payment obligation for such accelerated awards).

ITEM 2—RATIFICATION OF THE AUDITOR APPOINTMENT

The Audit Committee of the Board of Directors and the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of our accountants for ratification by our stockholders at the 2010 Annual Meeting. Before making the selection, the Audit Committee carefully considered the qualifications of Deloitte & Touche LLP as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services.

We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The report of Deloitte & Touche LLP on our Company’s financial statements for the fiscal year ended December 31, 2009 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

Selection of our Company’s independent auditors is not required by our Bylaws or otherwise to be submitted to a vote of the stockholders of our Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors to be directly responsible for the appointment, compensation and oversight of the audit work of our independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Audit Fees and Non-Audit Services

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for professional services rendered during the fiscal years ended December 31, 2009 and 2008:

	2009	2008
Types of Fees
Audit Fees	$459,000	$460,000
Audit-Related Fees (1)	—	19,170

Total Fees	$459,000	$479,170

(1)	During 2008, Audit-Related Fees performed by Deloitte & Touche LLP represented work performed in connection with our filing of registration statements related to our 2008 equity incentive plans and assistance with other regulatory correspondence.

In the table above, in accordance with new definitions in rules of the SEC, “Audit Fees” are fees our Company paid Deloitte & Touche LLP for professional services for the audit of our Company’s consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting included in our 2009 Form 10-K and the review of financial statements included in our Form 10-Qs filed with the SEC during 2009, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, net of out of pocket expenses; and “Audit-Related Fees”

are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our Company’s financial statements, including acquisition target related audit work.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our registered independent public accounting firm. This policy generally provides that we will not engage our registered independent public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2009 and 2008 were compatible.

CERTAIN TRANSACTIONS

We have entered into indemnity agreements with directors and the Named Executive Officers which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

OTHER MATTERS

The Board is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Annual Report

Our 2009 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2009 was filed with the SEC on March 15, 2010. A copy of our 2009 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in the 2009 Form 10-K may be obtained, without charge, by any stockholder. Written requests for copies of the 2009 Form 10-K should be directed to Timothy R. Oakes, Chief Financial Officer and Corporate Secretary, Edgewater Technology, Inc., 20 Harvard Mill Square, Wakefield, Massachusetts 01880.

Information Not Incorporated

The SEC’s rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 2009 Form 10-K. The information incorporated by reference is deemed to be part of our 2009

Form 10-K, with two exceptions. The SEC’s rules do not require the Compensation Committee Report and the Audit Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report and the Audit Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate these reports by reference in some other filed document.

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE

OR VOTE THROUGH THE INTERNET AS SOON AS POSSIBLE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of voting in person at the Annual Meeting or mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Standard Time, on June 16, 2010.
Vote by Internet
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www.envisionreports.com/EDGW
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - Shirley Singleton	02 - Wayne Wilson	03 - Paul E. Flynn	04 - Paul Guzzi	+
	05 - Nancy L. Leaming	06 - Michael R. Loeb	07 - Daniel O’Connell

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the Company.	☐	☐	☐

3. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signature(s) — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Edgewater Technology, Inc.

20 Harvard Mill Square

Wakefield, Massachusetts 01880

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 16, 2010

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Edgewater Technology, Inc., a Delaware corporation (the “Company”), do hereby nominate, constitute, and appoint Shirley Singleton, Timothy Oakes and David Clancey, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share of the Company, standing in my name on its books on April 19, 2010 at the Annual Meeting of its Stockholders to be held on June 16, 2010 at Edgewater Technology, Inc. 20 Harvard Mill Square Wakefield, Massachusetts 01880 at 10:00 a.m., eastern standard time, and at any and all adjournments thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.